EXHIBIT H

               THE EXPEDITION TAX FREE INVESTMENT GRADE BOND FUND

         For all services rendered by Adviser hereunder, the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .50 of 1% of the average daily net assets of the Fund.

         The fee shall be accrued daily at the rate of 1/365th of .50 of 1% applied to the daily net assets of the Fund.

         The advisory fee so accrued shall be paid to Adviser daily.

         Witness the due execution hereof this 1st day of March , 2000.

                                  Compass Bank

Attest:/s/ Forrest Armstrong        By: /s/Steve Brownlow
       ---------------------            -----------------
                                    Title: Senior Vice President

                                    The Expedition Funds

Attest: /S/ VICKY COTUGNO_______    By: _/S/ TIMOTHY D. BARTO__
                                    Title: Vice President & Assistant Secretary